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                                                                    EXHIBIT 99.1

                         BANCWEST FINANCIAL CORPORATION
                    STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
                                      1997

1.   PURPOSE

     The purpose of the BancWest Financial Corporation, (the "Company") non-qualified Stock Option Plan Outside Directors, (the "Directors' Option Plan"), is to promote the growth and profitability of the Company, by placing Director in the same position as the shareholders to whom they are responsible, to provide outside directors of the Company with an incentive to achieve long term objectives of the Company, to attract and retain non-employee directors of outstanding competence and to encourage outside directors to acquire an equity investment interest in the Company, thereby increasing share value for the shareholders.

2.   RESERVED SHARES

     (a) There shall be reserved and maintained an original amount of 36,000 shares of the common stock ("Common Stock") of BancWest Financial Corp. for the use and sale, pursuant to options granted from time to time, under the Directors Option Plan, subject to adjustment pursuant to Section 4 herein.

           The Board of Directors by a majority vote, shall determine to whom, and the number of share options to be granted from time to time, of the shares reserved for this purpose, subject to adjustment pursuant to Section 4 herein.

           The term "Outside Director", for purposes of this Director's Option Plan, shall mean a member of the Board of Directors, including Directors of Emeritus of the Company, not also serving as an employee of the Company. Each outside director who is serving in such capacity, on the date of such grant, may be eligible to be granted a stock option to purchase share of the Common Stock.

           The purchase price per share of the Common Stock deliverable upon the exercise of each non-qualified stock option shall be the fair market value of the Common Stock of the Company on the date of the grant of the option.

     (b) Fair Market Value: For the purposes of the Directors' Option Plan, Fair Market Value, means, when used in connection with the Common Stock on a certain date, not less than the average of the shares sold, issued or traded by and between stockholders or between stockholders and the Company within the preceding four month period as recorded in the Company's stock record. If no shares have been sold, issued or trade within the preceding four month period or if the sale price is not available, then the price shall be prudently determined by the Board of Directors after consideration to the most recent sale price which is available, adjusted changes and conditions of the Company since the most recent sale price.

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3.    TERMS AND CONDITIONS

      (a) Option Agreement. Each option shall be evidenced by a written option agreement between the Company and the Outside Director specifying the number of shares of Common Stock that may be acquired through its exercise and containing such other terms and conditions which are not inconsistent with the terms of this Directors' Option Plan. A copy of this Directors' Option Plan shall be attached to and be a part of each option Agreement.

      (b)   Termination of Option. Each Option shall expire upon the earlier of:
            (i) sixty (60) months following the date of the grant, or (ii) ninety (90) days following the date on which the Outside Director ceases to serve in such capacity for any reason other than death.
            If the Outside Director dies before fully exercising any portion of an option then exercisable, such option my be exercised by such Outside Director's personal representative(s), heir(s) or devisee(s) at any time within one year following his or her death; provided, however, that in no event shall the option be exercisable more than sixty (60) months after, the date of its grant.

      (c) Manner of Exercise. The option may be exercised from time to time, in whole or in part, by delivering a written notice of exercise to the Chief Executive Officer of the Company. Such notice is irrevocable and must be accompanied by full payment of the purchase price in cash or shares of previously acquired Common Stock of the Company at the Fair Market Value of such shares. If previously acquired shares of Common Stock are tendered in payment for all or part of the exercise price, the Fair Market Value of such shares shall be determined as of the date of such exercise, by the manner described in Paragraph 2(b) hereof.

      (d) Transferability. Each option granted hereby may be exercised only by the Outside Director to whom it is issued or in the event of the Outside Director's death, his or her personal representative(s), heir(s) or devisee(s) pursuant to the terms of Section 3(b) hereof.

      (e) Optionee Shareholder Rights. The optionee shall have to rights as a shareholder, with respect to an option granted, for shares of Common Stock of the Company until the date optionee exercises such option.

4.    COMMON STOCK SUBJECT TO DIRECTOR'S OPTION PLAN

      The shares which shall be issued and delivered upon exercise of options granted under this Directors' Option Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by the Company as treasury stock. The number of shares of Common Stock reserved for issuance under the Directors' Option Plan shall be subject adjustments pursuant to this section 4. Any shares of Common Stock subject to an option which for any reason either terminates unexercised or expires, shall again be available for issuance under the Directors' Option Plan.

      In the event of any change or changes in the outstanding Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation,


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     split-up or any similar transaction, then the number of shares of Common
     Stock reserved for issuance under this Directors' Option Plan, the number of shares of Common Stock subject to options granted under this Directors' Option Plan, and the option price of such option, shall be automatically adjusted to prevent dilution of enlargement of the shares reserved for issuance and of the rights granted to an Outside Director under the Directors' Option Plan.

     Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, then any option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the option would have been entitled.

     If a controlling interest in the Company's shares shall be purchased by another entity or in the event of any merger or consolidation such that the Company shall not be the surviving or resulting corporation after said merger, the optionee hereunder shall have the right to exercise each and every option granted prior the effective date of such sale or merger unless the surviving or resulting corporation has adopted a resolution ratified by its shareholders that said surviving entity shall honor the terms of the Stock Option Agreement as if the Company had been the surviving or resulting corporation.

5.   SHAREHOLDER APPROVAL

     The Directors' Option Plan shall be adopted by the Board of Directors and any options granted thereafter shall become exercisable only upon approval of the Directors' Option Plan by a majority of the shares represented in person or by proxy at a duly called meeting of the shareholders. In no event shall options granted be exercisable prior to such approval of this Directors' Option Plan by a majority of the shares represented in person or by proxy at a meeting of shareholders.

6.   AMENDMENTS

     The Board may from time to time amend, alter, suspend, or discontinue the Directors' Option Plan or alter or amend any and all option agreements granted thereunder; provided, however, that no such action of the Board without approval by a vote or a majority of the shares of capital stock of the Company shall alter provisions of the Plan so as to: (a) increase the number of shares as to which options may be granted under the Plan; (b) change the minimum option price from the terms outlined under Section 2 hereof; (c) decrease directly, or indirectly by cancellation and substitution of options or otherwise, the option price applicable to any option granted under the Plan, of an additional option under the plan; and
     (d) alter any outstanding option agreement to the detriment of the Optionee without the expressed consent of the optionee.

     Nothing in this section is intended to prevent the granting to any person holding an option under this Directors' Option Plan of an additional option under the Plan.

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7.   ADMINISTRATION

     The Directors' Option Plan shall be administered under the direction of the Chief Executive Officer of the Company. The administrator of the Plan shall notify the Optionee, in writing, thirty (30) days in advance of the expiration date of any option granted.

8.   USE OF PROCEEDS

     The proceeds from the sale of Common Stock pursuant to the exercise of options will be used for the Corporation's general corporate purposes, appropriately allocated.

Adopted this __ day of __________________________.




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Wes Colley, Chairman of the Board



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Mark Graves, Secretary of the Board




APPROVED, this __ day of ______________________, by a majority vote of the shares of capital stock of BANCWEST FINANCIAL CORPORATION at a regular meeting of the Stockholders.

Number of shares voting "FOR" approval
                                                  -------------------

Number of shares voting "AGAINST" approval
                                                  -------------------

Number of shares outstanding and issued
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----------------------------------------
Wes Colley, Chairman of the Board



----------------------------------------
Mark Graves, Secretary of the Board


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